FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL 2015 AND FOURTH QUARTER RESULTS

FOURTH QUARTER PROFITS INCREASE 128% FROM FOURTH QUARTER 2014

West Palm Beach, FL – December 9, 2015 – Forward Industries, Inc. (NASDAQ:FORD), a designer and distributor of custom carry and protective solutions, today announced financial results for its fourth fiscal quarter ended September 30, 2015.

Fourth Quarter 2015 Financial Highlights

•         Revenues were approximately $7.6 million compared to $9.2 million in the fourth quarter of 2014.

•         Gross profit percentage increased by 2.3% to 20.2% from 17.9% in the fourth quarter of 2014.

•         Income from Operations was $265 thousand up from a loss of $369 thousand in the fourth quarter of 2014.

•         Net Income was $260 thousand up from a loss of $919 thousand in the fourth quarter of 2014.

•         Earnings per share was $0.03 per share compared to loss of $(0.08) per share for the fourth quarter of 2014.

•         Cash and cash equivalents totaled $4 million at September 30, 2015.

Full fiscal year 2015 Highlights

•         Total Revenue was $30 million down 10% from 2014.

•         Gross profit percentage fell by 0.3% from 19.6% for fiscal 2014 to 19.3% for Fiscal 2015.

•         Operating loss increased to $1.5 million from $0.99 million in fiscal 2014.

•         Net Loss was $1.6 million in Fiscal 2015 compared to a loss of $0.474 million in fiscal 2014.

•         Net loss per share $0.23 in fiscal 2015 compared to a loss of $0.12 in fiscal 2014.

Terry Wise, Chief Executive Officer of Forward Industries, stated, “Fiscal 2015 was a turbulent year for the Company driven by a very expensive proxy battle.  Now that the distractions are behind us we are resolutely focused on returning the Company to sustained profitability.  With that said, we are pleased to report a return to profitability for the second consecutive quarter reporting a growth in profitability of 172% when we compare this to the same period in the prior year.  We continue to look for efficiency savings and we believe that the result for the quarter reflects our successful efforts.  Despite a marginal drop in our revenues for the quarter, our gross profit margin in the fourth quarter increased when we compare our results with the same period in the prior year.  Going forward, having streamlined our business as a platform for growth, our focus is now to grow revenues through an expansion of our customer base, broadening of our product offering to both new and existing customers and to extend our relationships with our existing customers through long term sourcing agreements.”

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements including statements regarding profitability, growth in revenues, and expansion of customer base. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include unexpected issues with Forward China and our customers going directly to our sourcing agents for their products.  Further information on our risk factors is contained in our filings with the SEC, including our Form 10-K.  Any forward-looking statement made by us herein speaks only as of the date on which it is made.  Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Forward Industries

Incorporated in 1962, and headquartered West Palm Beach, Florida, Forward Industries is a global designer and distributor of mobile device cases and accessories. Forward’s products can be viewed online at www.forwardindustries.com.

Contact:

Forward Industries, Inc.

Michael Matte, CFO

(561) 465-0031

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the Fiscal Years Ended
	September 30,
	2015	2014

Net sales	$30,013,891	$33,359,918
Cost of goods sold	24,220,698	26,805,193
Gross profit	5,793,193	6,554,725
Operating expenses
Sales and marketing	2,362,553	2,805,643
General and administrative	4,943,184	3,847,759
Total operating expenses	7,305,737	6,653,402
Loss from operations	(1,512,544)	(98,677)
Other (income) expense:
Interest income	(3,022)	(33,916)
Loss on marketable securities, net	110,001	246,687
Loss on change in fair market value of warrant liabilities	-	136,258
Other expense, net	13,421	26,166
Total other expense, net	120,400	375,195

Loss from continuing operations before income tax expense	(1,632,944)	(473,872)
Income tax expense	-	-
Loss from continuing operations	(1,632,944)	(473,872)
Income (loss) from discontinued operations,
net of tax provision of $0 and $0, respectively	198,963	(326,034)
Net loss	(1,433,981)	(799,906)
Preferred stock dividends, accretion and
beneficial conversion feature	(475,580)	(193,200)
Net loss applicable to common equity	$(1,909,561)	$(993,106)

Net loss	$(1,433,981)	$(799,906)
Other comprehensive income (loss):
Translation adjustments	(1,374)	40
Comprehensive loss	$(1,435,355)	$(799,866)

Net income (loss) per basic and diluted common shares:
Loss from continuing operations	$(0.25)	$(0.08)
Income (loss) from discontinued operations	0.02	(0.04)
Net loss per share	$(0.23)	$(0.12)

Weighted average number of common and
common equivalent shares outstanding
Basic and diluted	8,342,168	8,186,926

The accompanying notes are an integral part of the consolidated financial statements .

FORWARD INDUSTRIES, INC. AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS

	September 30,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$4,042,124	$6,477,132
Marketable securities	-	1,051,230
Accounts receivable	5,454,129	6,124,871
Inventories	2,866,464	2,374,837
Prepaid expenses and other current assets	296,012	401,510
Current assets of discontinued operations	-	39
Total current assets	12,658,729	16,429,619
Property and equipment, net	78,733	98,990
Other assets	40,962	40,962
Total Assets	$12,778,424	$16,569,571
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$122,803	$666,630
Due to Forward China	4,168,021	5,215,768
Accrued expenses and other current liabilities	1,039,085	551,911
Total current liabilities	5,329,909	6,434,309
Other liabilities	115,202	115,202
Total Liabilities	5,445,111	6,549,511
6% Senior convertible preferred stock, par value $0.01 per share; 1,500,000 shares authorized; 0 and 648,846 shares issued and outstanding; aggregate liquidation
value of $0 and $1,275,000 as of September 30, 2015 and 2014, respectively	-	833,365

Commitments and contingencies
Shareholders' equity:
Preferred stock, par value $0.01 per share; 4,000,000 shares authorized;
2,400,000 undesignated:
Series A participating preferred stock, par value $0.01; 100,000 shares
authorized; no shares issued and outstanding	-	-
Common stock, par value $0.01 per share; 40,000,000 shares authorized;
8,641,755 and 9,159,796 shares issued;
8,641,755 and 8,453,386 shares outstanding,
at September 30, 2015 and 2014, respectively	86,418	91,598
Additional paid-in capital	17,550,047	18,747,371
Treasury stock, 706,410 shares at cost	-	(1,260,057)
Accumulated deficit	(10,281,367)	(8,371,806)
Accumulated other comprehensive loss	(21,785)	(20,411)
Total shareholders' equity	7,333,313	9,186,695
Total liabilities and shareholders' equity	$12,778,424	$16,569,571

The accompanying notes are an integral part of the consolidated financial statements .